Exhibit 10.1

FIRST AMENDMENT TO LEASE AGREEMENT

(The Point)

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “First Amendment”) is made and entered into as of May 29, 2015, by and between THE POINT OFFICE PARTNERS, LLC, a Delaware limited liability company (“Landlord”), and CONATUS PHARMACEUTICALS INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A.           Landlord and Tenant entered into that certain Lease Agreement dated as of February 28, 2014 (the “Lease”).  Pursuant to the Lease, Landlord leases to Tenant certain office space in a building located at 16745 West Bernardo Drive, San Diego, California (the “Building”), which office space consists of approximately 9,954 rentable (8,830 useable) square feet as more particularly described in the Lease (the “Existing Premises”).

B.           Landlord and Tenant now desire to amend the Lease to, among other things, expand the premises subject to the Lease and extend the Term, subject to and on the terms and conditions set forth herein.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Defined Terms.  Except as otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Lease.  All references in this First Amendment to the “Lease” shall be deemed to be references to the Lease as amended by this First Amendment.

2. Extension of Term.  Effective as of the date hereof, the Term is extended through September 30, 2020.  All references in the Lease to the Expiration Date shall be deemed to be references to September 30, 2020.  The Monthly Rent for the Existing Premises for the period from and including January 1, 2020 through and including September 30, 2020 shall be $29,555.57.

3. Lease of Expansion Premises.  Landlord hereby leases the Expansion Premises to Tenant, and Tenant hereby leases from Landlord the Expansion Premises, for the period from and including September 1, 2015 (the “Expansion Premises Term Commencement Date”) through and including September 30, 2020 (the “Expansion Premises Term”), and upon, and, except as otherwise expressly provided in this First Amendment, subject to, the terms, covenants and conditions set forth in the Lease.  As used herein, the “Expansion Premises” means those certain premises located on the second (2nd) floor of the Building known as Suite 250, consisting of approximately 3,271 rentable (2,901 usable) square feet, and more particularly described on Exhibit A attached hereto and incorporated by this reference.  Commencing September 1, 2015, except as otherwise expressly provided in this First Amendment, all references in the Lease to the Premises shall be deemed to be references to the Existing Premises and the Expansion Premises, collectively.  Notwithstanding anything to the contrary in this First Amendment, the recital of the rentable area herein above set forth is for descriptive purposes only.  Tenant shall have no right to terminate the Lease or receive any adjustment or rebate of any Base Rent or Additional Rent payable under the Lease if said recital is incorrect.  The Tenant has inspected the Expansion Premises and is fully familiar with the scope and size thereof and agrees to pay the full Base Rent and Additional Rent set forth in the Lease in consideration for the use and occupancy of said space, regardless of the actual number of square feet contained therein.  Each party covenants, as a material part of the consideration for this First Amendment, to keep and perform their respective obligations under the Lease.

4. Expansion Premises Base Rent.  During the Expansion Premises Term, the Base Rent for the Existing Premises and the Expansion Premises is determined separately, and the Base Rent for the Expansion Premises (the “Expansion Premises Monthly Rent”) is:

Months of Expansion Premises Term	Expansion Premises Monthly Rent	Approximate Expansion Premises Monthly Rent per Rentable Square Foot
09/01/15 – 08/31/16	$8,177.50	$2.5000
09/01/16 – 08/31/17	$8,463.71	$2.5875
09/01/17 – 08/31/18	$8,759.94	$2.6781
09/01/18 – 08/31/19	$9,066.54	$2.7718
09/01/19 – 08/31/20	$9,383.87	$2.8688
09/01/20 – 09/30/20	$9,712.30	$2.9692

The Approximate Expansion Premises Monthly Base Rent per Rentable Square Foot is for reference purposes only and has not been used in the calculation of Expansion Premises Monthly Base Rent.  The Expansion Premises Monthly Rent has been calculated by multiplying the rentable square footage of the Premises by $2.50 and increasing this amount (as increased) by three and one half percent (3.5%) on each anniversary of the first (1st) day of the Expansion Premises Term and rounding to the nearest penny.  Except as may otherwise be expressly provided in this First Amendment, references in the Lease to the Monthly Rent shall be deemed to be references to the Monthly Rent and the Expansion Premises Monthly Rent.

5. Base Rent Abatement.  So long as no Event of Default occurs, one hundred percent (100%) of the Expansion Premises Monthly Rent for the period from and including September 1, 2015 through and including November 30, 2015 (the “Expansion Premises Rental Abatement Period”) shall abate (the “Expansion Premises Rental Abatement”); provided, however, that there shall be no abatement of Monthly Rent for the Existing Premises or Additional Rent during the Expansion Premises Rental Abatement Period and upon an Event of Default the Expansion Premises Rental Abatement shall be nullified and if any portion of the Expansion Premises Rental Abatement has already been realized by Tenant, all such Expansion Premises Rental Abatement realized by Tenant shall be immediately due and payable by Tenant to Landlord.

6. Condition of Expansion Premises.  Tenant hereby agrees to accept the Existing Premises and the Expansion Premises in their “as-is” condition, and Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Existing Premises or the Expansion Premises and that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of all or any portion of the Existing Premises or the Expansion Premises.  Notwithstanding the foregoing, Tenant may undertake improvements to the Expansion Premises, including, without limitation, connecting the Expansion Premises to the Existing Premises,  subject to and in accordance with Article 15 of the Lease (the “Expansion Premises Tenant Improvements”).  In connection with the prosecution of the Expansion Premises Tenant Improvements, the following professionals are acceptable to Landlord: (i) General Contractors: Dowling Construction, Prevost Construction, Burger Construction and Lockrul Construction; and (ii) Architects: Hurkes Harris Design Associates and Smith Consulting Architects.  Landlord agrees to reimburse Tenant the reasonable, out-of-pocket costs paid by Tenant for the Expansion Tenant Improvements up to, but not exceeding, the sum of $65,420 in the aggregate (the “Expansion Premises TI Allowance”) provided that (a) Tenant complies with the terms and conditions of said Article 15, (b) Tenant makes a request of the Tenant Improvements Allowance, which request complies with this Section 6, on or before December 31, 2015, time being of the essence, (c) Landlord shall make only one (1) disbursement of the Expansion Premises TI Allowance, (d) such disbursement request is made after the completion of and payment in full for the Expansion Premises Tenant Improvements and is accompanied by any governmental approvals required or customarily issued for the Tenant Improvements, paid invoices and unconditional lien releases from all contractors and materials suppliers in connection with the Tenant Improvements, which lien releases are in the form prescribed by California Civil Code Section 8138, and such other information as Landlord shall reasonably request, and (e) any portion of the Expansion Premises TI Allowance not disbursed to Tenant pursuant to this Section 6 shall be the sole property of Landlord and shall not be credited against Tenant’s obligations under the Lease.  There is no Moving Allowance with respect to the Expansion Premises.

7. Accessibility Disclosure.  Tenant acknowledges that the Project has not been inspected by a Certified Access Specialist (CASp).  Neither Landlord nor the Landlord Indemnified Parties shall have any liability to Tenant arising out of or related to the fact that the Project has not been inspected by a Certified Access Specialist (CASp), and Tenant waives all such liability and acknowledges that Tenant shall have no recourse against Landlord or the Project as a result of or in connection therewith.

8. Operating Expenses.  For purposes of determining Tenant’s share of Additional Rent with respect to the Expansion Premises, (a) “Tenant’s Percentage” shall mean Tenant’s percentage of the Building as determined by dividing the rentable area of the Expansion Premises by the total rentable area of the Building, (b) “Tenant’s Project Percentage” shall mean Tenant’s percentage of the Project as determined by dividing the rentable area of the Expansion Premises by the total rentable area of the Building, and (c) the Base Year shall be calendar year 2015.  Since the Base Year for the Existing Premises is different from the Base Year for the Expansion Premises, and Tenant’s share of Additional Rent for the Expansion Premises shall be calculated and determined separately from Tenant’s share of Additional Rent for the Existing Premises.

9. ROFR.  The First Amendment reflects the consummation of the ROFR, and, consequently, Section 51.2 of the Lease is void and of no further force or effect.

10. Miscellaneous.

(a) Entire Agreement.  This First Amendment embodies the entire understanding between Landlord and Tenant with respect to its subject matter and can be changed only by an instrument in writing signed by Landlord and Tenant.

(b) Counterparts.  This First Amendment may be executed in counterparts, including facsimile counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same First Amendment.

(c) Brokers.  Tenant represents and warrants to Landlord, that no broker, agent or finder other than Unire Real Estate Group, Inc. and Jones Lang LaSalle, representing Landlord (“Landlord’s Broker”), and Jones Lang LaSalle, representing Tenant (“Tenant’s Broker”) (a) negotiated or was instrumental in negotiating or consummating this First Amendment on its behalf, and (b) is or might be entitled to a commission or compensation in connection with this First Amendment.  Tenant shall indemnify, protect, defend (by counsel reasonably approved in writing by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) resulting from any breach by Tenant of the foregoing representation, including, without limitation, any claims that may be asserted against Landlord by any broker, agent or finder undisclosed by Tenant herein.  If the transactions contemplated hereby are consummated, Landlord shall compensate Landlord’s Broker and Tenant’s Broker in accordance with its separate written agreements with Landlord’s Broker and Tenant’s Broker with respect to this First Amendment.  This Section 10(c) shall survive the expiration of the Term or the earlier termination of the Lease.

(d) Defaults.  Tenant hereby represents to Landlord that, as of the date of this First Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a breach or default under the Lease by either Landlord or Tenant.

(e) Authority.  Each individual executing this First Amendment for the Tenant represents that he or she is duly authorized to execute and deliver this First Amendment for the Tenant and this First Amendment is binding upon the Tenant, its successors and assigns in accordance with its terms.

(f) Reaffirmation of Obligations.  Landlord and Tenant each hereby acknowledges and reaffirms all of its obligations under the Lease, as such Lease has been amended by this First Amendment, and agrees that any reference made in any other document to the Lease shall mean the Lease as amended pursuant to this First Amendment.  Except as expressly provided herein, the Lease remains unmodified and in full force and effect.  The Lease shall remain in full force and effect and binding upon the parties hereto and the Premises except as otherwise addressed herein.  Any breach of this First Amendment, including any schedule hereto, shall constitute a breach and default under the Lease.

(g) Submission.  The submission of this First Amendment by Landlord, its agent or representative for examination or execution by Tenant does not constitute an option or offer or a reservation in favor of Tenant, it being intended hereby that this First Amendment shall only become effective upon the execution hereof by Landlord and delivery of a fully executed First Amendment to Tenant.

(h) Other.  Time is of the essence in this First Amendment and the Lease and each and all of their respective provisions.  The agreements, conditions and provisions herein contained shall apply to and bind the heirs, executors, administrators, successors and assigns of the parties hereto.  If any provisions of this First Amendment or the Lease shall be determined to be illegal or unenforceable, such determination shall not affect any other provision of the Lease or this First Amendment and all such other provisions shall remain in full force and effect.  If there is any inconsistency between the provisions of this First Amendment and the other provisions of the Lease, the provisions of this First Amendment shall control with respect to the subject matter of this First Amendment.  Paragraph captions are for Landlord’s and Tenant’s convenience only, and neither limit nor amplify the provisions of this First Amendment.  This First Amendment constitutes a part of the Lease and is incorporated by this reference.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date and year first set forth above.

LANDLORD:

THE POINT OFFICE PARTNERS, LLC, a Delaware limited liability company

By:	The Prudential Insurance Company of America, a New Jersey corporation, acting solely on behalf of and for the benefit of and with its liability limited to the assets of its insurance company separate account, PRISA II

	By:	/s/ Jeff Mills Vice President

TENANT:

CONATUS PHARMACEUTICALS INC., a Delaware corporation

By:	/s/ Steven J. Mento, Ph.D.
Name:	Steven J. Mento, Ph.D.
Title:	President and Chief Executive Officer

By:	/s/ Charles J. Cashion
Name:	Charles J. Cashion
Title:	Senior Vice President, Finance and Chief Financial Officer

Exhibit A

Suite 250